EXHIBIT (I)
                               LEGAL OPINION

November 22, 1999

Merriman Investment Trust
1200 Westlake Avenue North
Seattle, WA  98109

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with your Registration Statement on Form N-1A under the Securities Act of 1933, as amended, under which you are registering your shares of beneficial interest, $0.01 par value per share (the "Shares").

     We have made such inquiry of your officers and trustees and have examined such corporate documents, records and certificates and other documents and such questions of law as we have deemed necessary for the purposes of this opinion.

     In rendering this opinion, we have relied, with your approval, as to all questions of fact material to this opinion, upon certificates of public officials and of your officers and have assumed, with your approval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified.

     Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold, be legally and validly issued, fully paid and nonassessable.

     With respect to the opinion stated above, we wish to point out that the shareholders of a Massachusetts business trust may, under some circumstances, be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

     We hereby consent to your filing this opinion as an Exhibit to your Registration Statement on Form N-1A and making it a part thereof. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sullivan & Worcester LLP